Exhibit 10.1

May 22, 2018

Mr. Nelson Obus

Wynnefield Capital, Inc.

450 Seventh Ave., #509

New York, New York 10123

Dear Nelson:

1.     Covenants of the Company

(a)     Landec Corporation (the “Company”) hereby agrees that (i) (A) at its annual general meeting of shareholders in 2018 (the “Shareholder Meeting”), the Company shall nominate Nelson Obus (“Obus”) and Andrew Powell (“Powell”) for election as Class 1 directors to the board of directors of the Company (the “Board”) and include them in the Company’s slate of nominees for election as directors at the Shareholder Meeting, (B) the Board shall recommend that the shareholders of the Company vote for Obus and Powell, (C) the Company shall use commercially reasonable efforts (which shall include the solicitation of proxies) to obtain the election of Obus and Powell at the Shareholder Meeting, (D) if Obus is elected to the Board at the Shareholder Meeting, the Board shall appoint Obus as a member of the Company’s Audit Committee (the “Audit Committee”) and as a member of the Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”), with such appointments becoming effective from and after the date of the Shareholder Meeting, (E) if Powell is elected to the Board at the Shareholder Meeting, the Board shall appoint Powell as a member of the Compensation Committee (the “Compensation Committee), with such appointment becoming effective from and after the date of the Shareholder Meeting, and (F) the number of authorized directors on the Board on or prior to the Shareholder Meeting shall not exceed ten (10) and the Board shall, in accordance with Section 3.2 of the Company’s Bylaws, increase the authorized number of directors to ten (10) on or prior to the Shareholder Meeting, and (ii) until the date of the Shareholder Meeting, Obus will have the right, subject to the limitations set forth in paragraph 1(c) of this letter and applicable laws and governmental regulations, to attend (in person or by teleconference or videoconference), and participate in, all meetings of the Board (and all meetings of the Audit Committee and the Nominating Committee) in a non-voting participant capacity (when attending any Board, Audit Committee or Nominating Committee Meeting in such non-voting participant capacity, Obus shall be defined throughout this letter as the “Board Observer”); provided, that, in the event that the Board, the Audit Committee or the Nominating Committee, as applicable, determines to hold an executive session, i.e., a meeting of the Board excluding all executive officers and employees of the Company (or a committee of the Board at which the Chairman states for good reason, that it is an executive committee meeting) (an “Executive Session”), the Board Observer shall not have the right to attend, and shall recuse himself from, such Executive Session or portion thereof to the extent requested by the Board, the Audit Committee or the Nominating Committee, as applicable.

(b)     The Company shall provide Obus in his capacity as a Board Observer, with all of the rights of a director, including, but not limited to: (w) access to all existing strategic plans for the Company’s business segments, (x) notice of all meetings of the Board, the Audit Committee and the Nominating Committee, including notice of time and place of any such meetings, (y) all written materials or other correspondence delivered to the members of the Board, the Audit Committee or the Nominating Committee, as the case may be, for consideration at such meetings or any other purpose, and (z) all proposed written consent actions provided to the Board, the Audit Committee or the Nominating Committee, as the case may be, in each case, at the same time and in the same manner such notice and information is delivered to the members of the Board; provided, however, Obus shall have no right to vote with respect to any matter considered by the Board or any such Committee.

(c)     Notwithstanding the foregoing, as long as Obus participates in Board meetings as a Board Observer, (A) the Company shall have the right to withhold any notice or information from the Board Observer and to exclude the Board Observer from any meeting of the Board, the Audit Committee or the Nominating Committee or any portion thereof to the extent access to such information or attendance at such meeting or any portion thereof could reasonably be determined in good faith to remove the attorney-client privilege between the Company and its counsel; and (B) the Board Observer shall be required to recuse himself from any portion of any Board, Audit Committee or the Nominating Committee meeting if the Board Observer would be required to recuse himself from such portion of the meeting under applicable law, governmental regulations or the Company’s policies and procedures if he had been a director of the Company at the time. Notwithstanding anything in this letter to the contrary, unless otherwise consented to in writing by each of the other parties to this letter, the rights of Obus pursuant to clause (ii) of paragraph 1(a) of this letter shall be personal to him and shall not be assigned or otherwise transferred by him to any other person under any circumstances. For as long as Obus attends Board, Audit Committee or the Nominating Committee meetings as a Board Observer, Obus shall not be entitled to receive any compensation from the Company for his attendance at such meetings; provided that the Company shall reimburse Obus for expenses incurred in connection with his attendance at such meetings to the same extent and in the same manner as it reimburses the directors of the Company. In addition, beginning at such time as Obus and/or Powell becomes a director of the Company pursuant to clause (i) of paragraph 1(a) of this letter, Obus and/or Powell, as applicable, shall be entitled to receive compensation and expense reimbursement to the same extent and in the same manner as the other directors of the Company. The Company acknowledges that (1) each of Obus and Powell may exercise, assign, sell or otherwise transfer (or hold for the benefit of another party) any securities of the Company that he has been or may be granted under the Company’s incentive plans and (2) Obus may assign, convey and deliver to (or hold for the benefit of) Wynnefield Capital, Inc. (“Wynnefield”) or its designee all stock or other property (including, without limitation, cash) received upon such exercise, assignment or sale or other transfer. In addition, the Company confirms that any Company securities held by Wynnefield or the investment funds or vehicles that it advises, manages or controls (collectively, the “Wynnefield Funds”) shall be deemed to be held by Obus for purposes of the director stock ownership requirements contained in the Company’s Corporate Governance Guidelines. From and after the date of this letter, the Company agrees that each of Obus and Powell shall be covered under the Company’s directors’ and officers’ liability insurance policies for his service as a director and shall be covered under contractual indemnification agreements for his service as a director, in each case, to the same extent and in the same manner as the directors of the Company.

(d)     The Nominating Committee in good faith, having reviewed the credentials of Obus and Powell in the exercise of its fiduciary duties, concluded that each of Obus and Powell has business experience in such areas as would reasonably be expected to enhance the Board, and determined, consistent with the Company’s guidelines relating to director qualifications and Board composition, to recommend to the Board that Obus and Powell be elected to the Board. Wynnefield has provided to the Company an executed letter from each of Obus and Powell in the form attached hereto as Exhibit B which includes a consent to (i) serve as a director of the Company once elected pursuant to the terms of paragraph 1(a), (ii) be named as a nominee in the Company’s proxy statement for the Shareholder Meeting and (iii) continue to serve as a director during his term (a letter in such form, a “Nominee Letter”). Any appointments pursuant to paragraph 1(a)(i)(E) or (F) shall be subject to any independence requirements for service on such committees under applicable law or regulation, including the rules of any stock exchange on which the Common Stock is listed. The Board has determined that both Obus and Powell will each be considered to be an “independent director” under NASDAQ rules.

(e)     The Company shall not adopt an “advance notice” bylaw amendment with respect to shareholder proposals or director elections prior to the 2020 Annual Shareholder Meeting.

2.     Covenants of the Wynnefield Funds

(a)     In consideration of the Company’s covenants set forth in this letter, until a date which is the earlier of (i) the termination date of this Agreement or (ii) forty-five (45) calendar days prior to the last date for a shareholder to submit nominations for a director at the 2019 Annual Shareholder Meeting, the Wynnefield Funds shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act, an “Affiliate”) (collectively, “Wynnefield Representatives”) not to, directly or indirectly, with respect to the Company:

(i)     seek, alone or in concert with others, (i) to call a meeting of shareholders, (ii) representation on the Board, except as specifically contemplated in paragraph 1 or (iii) the removal of any member of the Board;

(ii)     solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to the shares of the Company’s common stock (the “Common Stock”), or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of the Schedule 14A promulgated under the Exchange Act of 1934 (the “Exchange Act”) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(iii)     (A) form or join in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock (for the avoidance of doubt, excluding any group composed solely of the Wynnefield Funds and their Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s shareholders (other than to the Wynnefield Funds and their Affiliates and the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust or similar arrangement (other than (x) to the Wynnefield Funds and their Affiliates or the named proxies included in the Company’s proxy card for any shareholder meeting and (y) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, in each case, of the Wynnefield Funds and their Affiliates);

(iv)     execute any written consent as a shareholder with respect to the Company or its Common Stock, except as contemplated by this letter;

(v)     without the approval of the Board, separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company or actively encourage, initiate or support any other third party in any such activity; provided that the Wynnefield Funds shall be permitted to sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction; and provided further that if a third party (not a party to this letter or an Affiliate of a party) commences an unsolicited tender offer or exchange offer for all of the outstanding Common Stock that is not recommended by the Board, then the Wynnefield Funds shall similarly be permitted to commence a tender offer or exchange offer for all of the outstanding Common Stock at the same or higher consideration per share;

(vi)     present at any annual meeting or any special meeting of the Company’s shareholders any proposal for consideration for action by the shareholders;

(vii)     seek to have the Company waive, amend or modify any provisions of the Company’s Certificate of Incorporation or Bylaws, except with respect to any required increase of the authorized number of directors in connection with the election of Obus and Powell as contemplated by this letter;

(viii)     make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise, except as is reasonably necessary to enable the Wynnefield Funds to effect a tender offer or exchange offer permitted under paragraph 2(a)(v);

(ix)     institute, solicit or join, as a party, or remain as a class member in any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Wynnefield Funds to enforce the provisions of this letter, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Wynnefield Funds or Obus and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any member of the Wynnefield Funds from responding to or complying with a validly issued legal process (and the Company agrees that this paragraph 2(a)(ix) shall apply mutatis mutandis to the Company and its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates with respect to the Wynnefield Funds);

(x)     otherwise act, alone or in concert with others, to (i) publicly defame or slander the Company or the Company’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of the Company or the Company’s subsidiaries who no longer serves in such capacity following the execution of this letter), directors (including any current director of the Company or the Company’s subsidiaries who no longer serves in such capacity following the execution of this letter), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, or (ii) seek to nominate directors (other than those nominated by a majority of the then serving members of the Board), who, if elected would constitute a majority of the Board;

(xi)     encourage, facilitate, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other person in connection with the foregoing that is prohibited to be taken by the Wynnefield Funds; or

(xii)     publicly disclose, except as may be required by applicable law, any request that the Company or any directors, officers, partners, members, employees, agents or Affiliates of the Company, directly or indirectly, amend or waive any provision of this letter (including this paragraph 2 (a)(xii)).

For the avoidance of doubt, nothing herein shall prevent the Wynnefield Funds and their Affiliates from voting their respective shares of Common Stock at the Shareholder Meeting or any special meeting of shareholders, or acting by written consent of shareholders (except with respect to the election of directors nominated by the Board for election at the Shareholder Meeting) in such manner as the Wynnefield Funds and their Affiliates may determine in their sole discretion.

(b)     Notwithstanding the foregoing nothing in this letter shall limit or in any way apply to any actions or communications that may be taken by Obus or Powell in their respective capacities as a director of the Company and/or complying with their respective fiduciary duties as a director of the Company.

(c)     Obus shall deliver to the Company an irrevocable resignation letter pursuant to which Obus shall resign from the Board and all applicable committees thereof effective automatically and immediately if the Wynnefield Funds and their Affiliates fail or failed to satisfy the minimum ownership threshold of beneficial ownership (as determined under Rule 13d-3 under the Exchange Act) equal to at least either: (i) 5% of the Company’s then outstanding shares of Common Stock or (ii) 1,378,222 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), at any time following the date of Obus’ election (the “Minimum Ownership Threshold”). Wynnefield shall promptly (and in any event within five business days) inform the Company in writing if Wynnefield fails to satisfy the Minimum Ownership Threshold at any time.

     3.     Termination. This letter shall terminate and the obligations of the parties under this letter shall cease:

(a)     at the option of the Company, upon the earlier of (i) a material breach by Wynnefield or Obus of any obligation hereunder, which has not been cured within fourteen (14) calendar days after receiving notice of such breach from the Company, (ii) any person becoming, or publicly announcing their intention to become, the beneficial owner of more than 25% of the Company’s voting stock, including by merger, acquisition, tender offer, exchange offer or other type of business combination; or (iii) Obus’ resignation as a director;

(b)     at the option of Wynnefield, upon the earliest of (i) a material breach by the Company of any obligation hereunder which has not been cured within fourteen (14) calendar days after receiving notice of such breach from Wynnefield; (ii) (A) the public announcement by the Company of its intention to enter into a definitive agreement to transfer all or substantially all of the assets of the Company or more than 25% of the voting power the Company, whether by merger, acquisition, tender offer, exchange offer or other type of business combination or (B) any person (other than the Wynnefield Funds) publically announcing their intent to become the beneficial owner of more than 25% of the Company’s voting stock, including any merger, acquisition, tender offer, exchange offer or other type of business combination; or (iii) the earlier of (I) the date that is 45 calendar days prior to the last day of the advance notice deadline for the 2019 Annual Shareholder Meeting (the “Nomination Deadline Date”) as set in the Bylaws and (II) the date on which Obus resigns or is no longer a member of the Board;

(c)     at the option of the Company, any time after the Shareholder Meeting and not less than forty-five (45) calendar days before the Nomination Deadline Date for the 2019 Annual Shareholder Meeting, provided, however, that any such termination by the Company shall not require or result in the resignation of Obus or Powell as a director; or

(d)     at any time, upon the written consent of all parties.

No termination of this letter shall relieve any party from any liability for breach of this letter occurring before the date of termination.

4.     Press Release. Promptly following the execution of this letter, the Company and Wynnefield will issue a joint press release substantially in the form attached hereto as Exhibit A.

5.     Obligations.

(a)     Obus acknowledges that he is sensitive to the Company’s concerns regarding confidentiality and other regulatory issues, and Obus agrees to the restrictions as set forth in this letter in order to address those considerations. To that end, Obus hereby undertakes, except to the extent legally required, to refrain from directly or indirectly communicating or disclosing to anyone confidential or non-public information that he learns in his capacity as a Board Observer in Board, Audit Committee or Nominating Committee meetings or as a director of the Company, as applicable; provided, that Obus may communicate such information to personnel of Wynnefield and to Wynnefield’s outside legal, tax, insurance and accounting advisors (such personnel of Wynnefield and such advisors, together with such advisory firms, the “Wynnefield Associates”) that need to know such information for purposes of the analysis of Wynnefield’s investment in the Company and/or a review of the financial and business affairs of the Company on Obus’ or Wynnefield’s behalf; provided, further, that Wynnefield shall be (and shall cause the Wynnefield Associates to be) bound by these same confidentiality restrictions applicable to Obus, with respect to all confidential or non-public information conveyed by Obus, or by or on behalf of the Company or any of its representatives, to Wynnefield or to any Wynnefield Associates. Wynnefield agrees that it shall be responsible for any breach of this letter by Wynnefield, the Wynnefield Funds and the Wynnefield Associates.

(b)     For purposes of this letter, information shall not be considered confidential or non-public information where: (i) it becomes or was available to the public other than as a result of disclosure by Obus, Wynnefield or a Wynnefield Associate in breach of this letter; (ii) it was available to Obus, Wynnefield or a Wynnefield Associate prior to being communicated or disclosed to Obus, Wynnefield or a Wynnefield Associate by the Company or one of its directors, officers, employees, advisors or representatives (collectively, “Company Agents”), provided that such information is not known by Obus, Wynnefield or such Wynnefield Associate to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company; (iii) it is or becomes available to Obus, Wynnefield or a Wynnefield Associate from a source other than the Company or a Company Agent, provided the source is not known by Obus, Wynnefield or such Wynnefield Associate to be prohibited from transmitting the information by a confidentiality agreement with the Company or any other contractual, legal or fiduciary obligation of confidentiality to the Company; or (iv) it was independently developed by Obus, Wynnefield or a Wynnefield Associate without the benefit of confidential or non-public information received from the Company or a Company Agent in connection with Obus’ participation in Board, Audit Committee or Nominating Committee meetings as a Board Observer or service as a director, as applicable.

(c)     In the event Obus, Wynnefield or a Wynnefield Associate (each, a “Receiving Party”) receives a request or is required by legal, judicial or administrative process (including interrogatories, oral questions, court or stock exchange, subpoena, civil investigative demand or similar legal process), or receives a request from a governmental, regulatory or supervisory authority, court or stock exchange to disclose any confidential or non-public information received from the Company or a Company Agent in connection with Obus’ participation in Board, Audit Committee or Nominating Committee meetings as a Board Observer or service as a director, as applicable, each of Obus or Wynnefield, as applicable, agrees to, as promptly as practicable, to the extent not prohibited by law, to notify the Company of such a requirement or request, so that the Company may seek, at the Company’s expense, an appropriate protective order and/or waive compliance with the terms of this letter. In the event such protective order or other protection is denied and a Receiving Party is nonetheless legally compelled or requested to disclose such information, it may furnish (without any liability under this letter) only that portion of the confidential or non-public information that the Receiving Party’s legal counsel advises is being required and will exercise commercially reasonable efforts to protect the confidentiality of the remaining information. The Receiving Parties shall be entitled to reimbursement of their reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel, for any action taken by them in connection with this paragraph 5(c) at the Company’s request.

(d)     In addition, each of Obus and Wynnefield acknowledges, and Wynnefield agrees to advise each Wynnefield Associate who is informed of the matters which are the subject of this letter, that the confidential or non-public information that is subject to the confidentiality provisions herein may constitute material non-public information under applicable U.S. federal and state securities laws, and that the U.S. securities laws prohibit any person who has received from an issuer such material non-public information from purchasing or selling securities of such issuer while in possession of such material non-public information.

(e)     Each of Obus and Wynnefield agrees that any proprietary information of the Company received from or on behalf of the Company shall remain the property of the Company. None of Obus, Wynnefield and the Wynnefield Associates shall, by virtue of the Company’s disclosure of, or Obus’, Wynnefield’s or any Wynnefield Associates’ use of, any such proprietary information, acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

(f)     Furthermore, except as otherwise agreed in writing by the Company (whether before or after the date hereof), Obus agrees that, as long as he participates in Board, Audit Committee or Nominating Committee meetings as a Board Observer, he will comply with the Company’s Insider Trading and Disclosure Compliance Program, Corporate Governance Guidelines, Code of Business Conduct and Code of Ethics (to the extent that each policy is applicable generally to the Company’s directors). In addition, except as otherwise agreed between Wynnefield and the Company, Wynnefield will not, and will not permit the Wynnefield Funds to, engage in the purchase or sale of Company securities during the Company’s trading blackout periods (under the restriction calendar currently in effect, together with any changes to such calendar or unscheduled blackout periods of which Obus is made aware (in either case imposed on a reasonable and good faith basis)) that are applicable to all directors of the Company. The Company agrees to notify Obus and Wynnefield in advance by email to the attention of Stephen Zelkowicz at szelkowicz@wynnecap.com, with a copy to Nelson Obus at nobus@wynnecap.com, or such other individuals as Wynnefield shall advise the Company in writing, when any trading blackout period begins and ends. The Company shall not be responsible for compliance by Wynnefield, the Wynnefield Funds, any Wynnefield Associates or Obus with the securities laws, including regulations relating to insider trading.

6.     Representations. Each party represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this letter and to consummate the transactions contemplated hereby and (b) this letter has been duly and validly authorized, executed and delivered by each party, and assuming the due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each party and is enforceable against such party in accordance with its terms.

7.     Attorneys’ Fees. All fees, costs and expenses incurred in connection with this letter by Wynnefield and the Company and all matters related hereto will be paid by the party incurring such fees, costs or expenses; provided that the Company will reimburse Wynnefield for its out-of-pocket legal fees and expenses incurred in connection with this letter, not to exceed $5,000.

8.     Submission to Jurisdiction. Each of the parties bound by this letter consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in the State of Delaware for the adjudication of any action or legal proceeding relating to or arising out of this letter (and each such person agrees not to commence any action or legal proceeding relating thereto except in any such court). Each of the parties bound by this letter irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties bound by this letter agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such person shall be effective service of process for any such suit, action or proceeding brought against such person in any such court. Each of the parties bound by this letter hereby agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such person and may be enforced in any other courts to whose jurisdiction such person is or may be subject by suit upon such judgment.

9.     Specific Performance. Each party to this letter agrees that money damages would not be a sufficient remedy for any breach of this letter by the other party hereto, and that the non-breaching party shall be entitled to, and the breaching party shall not oppose (on the basis that there is an adequate remedy at law) the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity. The breaching party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

10.     No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.     Governing Law. This letter and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Delaware.

12.     Interpretation. This letter may be modified or amended only by a separate writing signed by the parties hereto expressly so modifying or amending this letter. This letter constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings that may exist between such parties hereto with respect to the subject matter hereof. This letter shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this letter. The rights and obligations of any party under this letter may not be transferred without the consent of the other parties hereto, and any transfer in violation of this sentence shall be null and void.

We look forward to working together with you and Wynnefield.

Very truly yours,

LANDEC CORPORATION

By:       /s/ Molly Hemmeter

Name: Molly Hemmeter

Title:   President and Chief Executive Officer

AGREED TO AND ACCEPTED

AS OF THE DATE FIRST WRITTEN ABOVE

/s/ Nelson Obus

Nelson Obus

WYNNEFIELD CAPITAL, INC.

By:      /s/ Nelson Obus

Name: Nelson Obus

Title:   Managing Member

EXHIBIT A

JOINT PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:                               Investor Relations:

Gregory S. Skinner                              John Mills, Partner

Vice President Finance and CFO        (646) 277-1254

(650) 261-3677                                     John.Mills@ICRINC.com

Wynnefield Capital:

Mark Semer, Kekst and Company

Daniel Yunger, Kekst and Company

(212) 521-4800

Landec Corporation to Nominate Two New Board Directors

Nelson Obus of Wynnefield Capital and Andrew Powell to be Nominated for Election to Board upon Shareholder Approval in October 2018

SANTA CLARA, CA – May 24, 2018 – Landec Corporation (Nasdaq: LNDC), a leading innovator of diversified health and wellness solutions within the branded natural food and CDMO markets, and Wynnefield Capital, Inc. announced today that Landec is nominating two new Board members at its Annual Shareholders Meeting in October 2018. The two new nominees are Andrew Powell, with over 12 years of public boardroom experience with global life science companies, and Nelson Obus, President and Chief Investment Officer of Wynnefield Capital. This recommendation follows a series of collaborative discussions between the Company and Wynnefield Capital, which is currently Landec’s third largest shareholder with a 9.7% position and which has held an ownership position that dates back nearly fifteen years. Until the Landec Annual Shareholders Meeting in October, Mr. Obus will participate in Board meetings as a non-voting observer.

Steve Goldby, Landec’s Chairman, stated, “We are pleased to nominate Nelson Obus and Andrew Powell to the Landec Board of Directors. Wynnefield Capital has been a long-time supporter of Landec and we believe this collaborative agreement is in the best interest of Landec and all our shareholders. Nelson brings a broad range of board and financial experience to the table and will provide additional investor perspectives to our Board while Andrew’s deep knowledge of global life sciences will provide tremendous insights for continued growth and profitability at Lifecore. The Board and management team continue to be focused on growing the Company’s natural food and CDMO businesses and we look forward to leveraging the experience of our new directors to ensure we are consistently delivering value to our shareholders.”

Mr. Obus stated, “As a long-term shareholder, I look forward to working with the Landec Board and management team to contribute to a strategic plan that leverages the Company’s strengths and creates value for all shareholders. With my long relationship with Landec and experience in the financial markets, I can provide a unique investor perspective to the Company that will drive growth and profitability.”

Gary Steele, a current Landec Director and Landec’s previous Chairman and CEO, will retire from the Board in October, bringing the total number of directors to ten, nine of whom are independent. Gary Steele remained on the Landec Board of Directors for three years while the company transitioned to new leadership under Landec’s current CEO, Molly Hemmeter.

New Directors:

Nelson Obus is a co-founder, President and Chief Investment Officer at Wynnefield Capital, Inc. He co-founded the firm with Joshua Landes in November 1992. Mr. Obus manages the firm, oversees its investment portfolio and is a board member at Layne Christensen Company. Previously, he was the director of research at Schafer Capital Management, Inc. Prior to that, Mr. Obus was a director of sell side research in the equity sales department at Lazard Frères & Co. Before that, he was a manager at Massachusetts department of environmental management. Mr. Obus holds a BA in Politics from New York University as well as an MA in Political Science and an ABD in Politics from Brandeis University.

Andrew K. W. Powell is an experienced director and senior executive with 25 years of global life sciences experience and 12 years of public company boardroom experience. Mr. Powell is an accomplished lawyer and acted as General Counsel for a series of publicly traded life sciences companies throughout his career, culminating with a position as Senior Vice President, General Counsel and Secretary at Medivation Inc., which was acquired by Pfizer in 2016. Mr. Powell currently serves on a number of boards, including Aclaris Therapeutics, Inc. (Nasdaq: ACRS). He received his undergraduate degree from the University of North Carolina at Chapel Hill and a Juris Doctor degree from Stanford Law School.

About Landec Corporation

Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets. Apio is a leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Extending its reach into adjacent natural food products, Landec recently acquired O Olive Oil®, an organic and natural producer and marketer of olive oils and vinegars under the O brand. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

About Wynnefield Capital, Inc.

Established in 1992, Wynnefield Capital, Inc. is a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.

EXHIBIT B

FORM OF NOMINEE LETTER

May 22, 2018

Attention: Board of Directors

Landec Corporation

5201 Great America Parkway, Suite 232

Santa Clara, CA 95054

Gentlemen:

This letter is delivered pursuant to paragraph 1(d) of the letter, dated as of May 22, 2018 (the “Agreement”), by and among the Company, Obus and Wynnefield (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, and subject to my right or obligation to resign from the Board, I hereby consent to (i) be appointed and serve as a director of the Company, (ii) be named as a nominee in the Company’s proxy statement for the Shareholder Meeting and (iii) continue to serve as a director during my term. I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board, including as is required to be disclosed in proxy statements under applicable law.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, information requirements, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies, related party transaction policy and corporate governance guidelines, in each case that may be identified to me from time to time, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

Sincerely,

______________________________________

Name: